Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-261600; Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-183911; Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-180735; Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-166638; Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-108979; and Post-Effective Amendment No. 3 to Form S-8 Registration Statement No. 033-74154, of U.S. Energy Corp. of our report dated March 28, 2022 relating to the December 31, 2021 and 2020 consolidated financial statements of U.S. Energy Corp., which appears in the Annual Report on Form 10-K of U.S. Energy Corp. for the year ended December 31, 2021.

/s/ Plante & Moran, PLLC

Denver, Colorado
September 2, 2022